Exhibit 99.1

Selected Financial Data

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2006:

	Fiscal year
	2006	2005	2004	2003	2002
	(in millions, except per unit amounts)
Income Statement Data:
Revenues	$4,811	$3,691	$3,389	$3,055	$3,096
Income (loss) from continuing operations	327	121	(91)	(259)	(105)
Income from discontinued operations(1)	442	52	90	273	86
Net income (loss)	769	173	(1)	14	(19)
Net income (loss) available to common unitholders unitholders	749	142	(42)	(21)	(54)
Basic earnings (loss) per common unit:
Income (loss) from continuing operations	.62	.24	(.37)	(.96)	(.49)
Income from discontinued operations	.88	.14	.25	.89	.30
Net income (loss)	1.50	.38	(.12)	(.07)	(.19)
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	.61	.24	(.37)	(.96)	(.49)
Income from discontinued operations	.88	.14	.25	.89	.30
Net income (loss)	1.49	.38	(.12)	(.07)	(.19)
Cash distributions declared per common OP unit	.76	.41	.05	—	—
Balance Sheet Data:
Total assets	$11,805	$8,225	$8,401	$8,588	$8,311
Debt	5,878	5,370	5,523	5,978	6,130

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions and in 2003 the business interruption proceeds for the New York Marriott World Trade Center hotel.